SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 7, 2004

INTERNATIONAL MULTIFOODS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6699	41-0871880
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 Cheshire Lane, Suite 300, Minnetonka, Minnesota		55305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 594-3300

Not applicable
(Former name or former address, if changed since last report)

Item 5.                                                        Other Events

On March 8, 2004, The J. M. Smucker Company, an Ohio corporation (“SJM”) and International Multifoods Corporation, a Delaware corporation (“IMC”) issued a joint press release announcing that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2004, pursuant to which IMC will merge (the “Merger”) with and into MIX Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of SJM (“Merger Sub”).  Following the Merger, the surviving corporation will be a wholly owned subsidiary of SJM.

Under the terms of the Merger Agreement, IMC stockholders will receive a combination of SJM common shares and cash with a value of $25 per share.  IMC stockholders are expected to receive (i) SJM common shares valued at $20 per share based on the average closing price of SJM common shares for the 20 consecutive trading days ending on the trading day immediately preceding the closing date, and (ii) $5 in cash in the Merger.  If, however, the average trading price of SJM common shares during such measurement period falls to a level that would require the issuance by SJM in the Merger of more than 19.9% of its common shares outstanding immediately prior to such issuance, the applicable exchange ratio will be adjusted so that no more than 19.9% of SJM’s common shares outstanding immediately prior to such issuance are issued in the Merger and the cash portion of the merger consideration will be increased so that the aggregate per share merger consideration will equal $25 per share.

In connection with the Merger, IMC has entered into a shareholders agreement (the “Shareholders Agreement”) with certain SJM shareholders (the “Shareholders”), which provides among other things, that the Shareholders will vote: (i) in favor of the issuance of SJM common shares pursuant to the Merger and, to the extent that a vote is solicited in connection with the Shareholders Agreement or the Merger Agreement, any other action required or desirable in furtherance thereof, (ii) against approval of any action, agreement or proposal that would result in a breach of any representation, warranty, covenant or obligation of SJM or Merger Sub in the Merger Agreement or that would delay or hinder the consummation of the Merger or that would preclude fulfillment of a condition precedent under the Merger Agreement to SJM’s, Merger Sub’s or IMC’s obligation to consummate the Merger, and (iii) against approval of any action, agreement or proposal made in opposition to or in competition with the issuance of the SJM common shares pursuant to the Merger and the consummation of the Merger.

The transaction, which is expected to close in June 2004, is subject to customary closing conditions, including regulatory approvals and the approvals of SJM and IMC shareholders.

The foregoing descriptions of the Merger Agreement and the Shareholders Agreement are not complete and are qualified in their entirety by reference to the full text of those agreements, copies of which are filed as exhibits to this Form 8-K and are incorporated herein by reference.

A copy of the joint press release issued in connection with the execution of the Merger Agreement is filed as exhibit 99.2 hereto and is incorporated herein by reference.

Item 7.                                                        Financial Statements and Exhibits.

(c)                                  Exhibits.

2.1

Agreement and Plan of Merger, dated March 7, 2004, by and among The J. M. Smucker Company, International Multifoods Corporation and MIX Acquisition Corporation.  Pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules to the Merger Agreement have been omitted from this filing.  International Multifoods Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

99.1

JMS Shareholders Agreement and Irrevocable Proxy, dated March 7, 2004, between International Multifoods Corporation and the Shareholders identified on the signature page thereto.  International Multifoods Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

99.2

Joint press release, dated March 8, 2004 (incorporated herein by reference to the Form 425 filed by International Multifoods Corporation with the Commission on March 8, 2004, Commission File No. 1-6699).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL MULTIFOODS CORPORATION

Date: March 10, 2004	By	/s/ John E. Byom
John E. Byom
Senior Vice President, Finance and
Chief Financial Officer

EXHIBIT INDEX

2.1

Agreement and Plan of Merger, dated March 7, 2004, by and among The J. M. Smucker Company, International Multifoods Corporation and MIX Acquisition Corporation.  Pursuant to Rule 601(b)(2) of Regulation S-K, certain schedules to the Merger Agreement have been omitted from this filing.  International Multifoods Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

99.1

JMS Shareholders Agreement and Irrevocable Proxy, dated March 7, 2004, between International Multifoods Corporation and the Shareholders identified on the signature page thereto.  International Multifoods Corporation agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

99.2

Joint press release, dated March 8, 2004 (incorporated herein by reference to the Form 425 filed by International Multifoods Corporation with the Commission on March 8, 2004, Commission File No. 1-6699).